Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 20, 2014, with respect to the consolidated financial statements and schedule of DTS, Inc. for the year ended December 31, 2013 included in this Current Report on Form 8-K/A of Tessera Holding Corporation filed February 3, 2017. We consent to the incorporation by reference of said report in the Registration Statements of Tessera Holding Corporation on Forms S-8 (File No. 333-112238, File No. 333-115311, File No. 333-116369, File No. 333-131457, File No. 333-137933, File No. 333-151659, File No. 333-168597, File No. 333-190138, File No. 333-195948 and File No. 333-214862).

/s/ GRANT THORNTON LLP

Irvine, California

February 3, 2017